Exhibit 4.2

NOTE HOLDERS AGREEMENT

Dated as of August 18, 2008

by and among

CoBiz Financial Inc.

and

the Holders of Promissory Notes

Issued by CoBiz Financial Inc. in Connection with

a Private Placement Memorandum

of CoBiz Financial Inc. dated as of July 25, 2008

i

ii

NOTE HOLDERS AGREEMENT

This Note Holders Agreement (the “Agreement”), dated as of August 18, 2008, is by and among CoBiz Financial Inc., a Colorado corporation (the “Company”), and each of the Holders (as defined below) of the Notes (as defined below).  The Company and the Holders are referred to individually throughout this Agreement as a “Party” and are referred to collectively throughout this Agreement as the “Parties”.

RECITALS

A.                                  Pursuant to a Private Placement Memorandum dated as of July 25, 2008 (the “Memorandum”), the Company is offering (the “Offering”) an aggregate minimum of five million dollars ($5,000,000) (the “Minimum”), and up to an aggregate maximum of thirty million dollars ($30,000,000) or such greater amount not to exceed fifty million dollars ($50,000,000) as determined in the sole discretion of the Company (the “Maximum”), in principal amount of promissory notes to “accredited investors,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

B.                                    This Agreement is the Note Holders Agreement referred to in that certain Subscription Agreement executed by each initial Holder and the Company in connection with the Offering (each, a “Subscription Agreement”) and, pursuant to the terms thereof, must be entered into by each initial Holder and the Company in order to consummate the Offering with respect to each initial Holder, as described in the Memorandum.

C.                                    The Parties agree that it is in their best interests to set forth in this Agreement the rights, obligations and relationships (1) as among the Holders of the Notes; (2) as between the Company, on the one hand, and the Holders on the other hand; and (3) as between the Holders, on the one hand, and certain of the Company’s creditors, on the other hand, in each case on the terms and subject to the conditions described herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows for the benefit of the other Parties:

ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1                                   Definitions.

“Bank Facility” means the credit facility made available to the Company under the Revolving Credit Agreement dated as August 2, 2007 between the Company and U.S. Bank National Association, as the same may be extended, amended, supplemented, refinanced, replaced or restructured from time to time with the same or another financial institution.

“Board of Directors” means the Board of Directors of the Company or any duly authorized committee thereof.

“Business Day” means any day except a Saturday, Sunday or a legal holiday in the City of Denver, Colorado on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

“Debt” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, whether currently existing or hereafter incurred and whether or not contingent and without duplication, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or other accrued liabilities arising in the ordinary course of business); (e) every capital lease obligation of such Person; (f) all indebtedness of such Person, whether incurred on or prior to the date of this Agreement or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and (h) any renewals, extensions, refundings, amendments or modifications of any obligation of the type referred to in clauses (a) through (g).

“Default” means any of the following events:

(a)                                 an Event of Default;

(b)                                a default in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of thirty (30) days;

(c)                                 a default in the payment of principal of any Note at its Maturity Date; or

(d)                                a default in the performance, or breach, of any covenant or warranty of the Company in this Agreement (other than a covenant or warranty, a default in the performance of which or the breach of which is specifically dealt with in Article VI) and the continuance of such default or breach for a period of ninety (90) days after there has been given, by registered or certified mail, to the Company, by the Majority Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.

“Dollars” and “$” means the currency of the United States of America.

“Holder” means the Person in whose name a Note is registered in the register of Notes pursuant to Section 2.3 of this Agreement, and “Holders” means such Persons collectively.

“Indenture Indebtedness” means any indebtedness of the Company issued as a result of or evidenced by the following indentures: (a) Indenture dated as of September 17, 2003 between the Company and U.S. Bank National Association, as debenture trustee for Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2033; (b) Indenture dated as of May 18, 2004 between the Company and JPMorgan Chase Bank, as trustee; and (c) Junior Subordinated Indenture dated as of August 2, 2005 between the Company and Wilmington Trust Company, as trustee.

“Junior Subordinated Indebtedness” means all Debt of the Company that is subordinate and junior in right of payment to all other Debt of the Company (including without limitation Senior Indebtedness and Subordinated Indebtedness) and includes the Indenture Indebtedness.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers, one of whom must be the Company’s principal executive officer, principal financial officer or principal accounting officer.

“Opinion of Counsel” means a written opinion of legal counsel who is reasonably acceptable to the Company and may be an employee of, or counsel to, the Company.

“Original Issue Date” means the date on which the first Note is issued by the Company in connection with the Offering.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Senior Indebtedness” means all Debt of the Company except Junior Subordinated Indebtedness and Subordinated Indebtedness.

“Senior Representative” means the (a) indenture trustee or other trustee, agent or representative for any Senior Indebtedness or (b) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (i) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required persons necessary to bind such holders or owners of such Senior Indebtedness and (ii) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

“Subordinated Indebtedness” means all Debt of the Company, other than Junior Subordinated Indebtedness, that is subordinate and junior in right of payment to all Senior Indebtedness and shall include the Debt evidenced by the Notes.

“Subsidiary” of any specified Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Section 1.2                                   Other Definitions.

Term	Defined in Section

Acceptance Page	2.2(a)
Agreement	Preamble
Bankruptcy Law	6.1
Closing	2.2(b)
Company	Preamble
Event of Default	6.1
Interest Rate	2.1(b)
Majority Holders	6.2
Maturity Date	2.1(e)
Maximum	Recital A
Memorandum	Recital A
Minimum	Recital A
Note(s)	2.1
Offering	Recital A
Party(ies)	Preamble
Prepayment Date	3.3(a)
Representative	6.3
Securities Act	Recital A
Subscription Agreement	Recital B
Successor Person	5.1
Transfer	8.1

Section 1.3                                   Rules Of Construction.  Unless the context otherwise requires:

(a)                                 “or” is not exclusive;

(b)                                words in the singular include the plural, and in the plural include the singular;

(c)                                 words in the masculine include the feminine and neuter, words in the feminine include the masculine and neuter, and words in the neuter include the feminine and masculine; and

(d)                                provisions apply to successive events and transactions.

ARTICLE II
THE NOTES

Section 2.1                                   The Notes.  The Board of Directors has authorized the issuance of the Minimum, and up to the Maximum, in aggregate principal amount of Subordinated Unsecured Promissory Notes (the “Notes”).  Each Note will:

(a)                                  Be issued in a minimum principal amount and increments of principal of two hundred fifty thousand dollars ($250,000), unless otherwise determined in the sole discretion of the Company;

(b)                                 Bear interest (computed on the basis of a 365-day year) on the unpaid principal balance thereof from the last date upon which interest has been paid on the Notes or, if no interest has been paid on the Notes, on the date of issuance of such Note, at the rate of nine percent (9.0%) per annum (the “Interest Rate”);

(c)                                  Require the Company to pay interest quarterly in arrears on March 31, June 30, September 30 and December 31 of each year;

(d)                                 On and after the date that is the fifth (5th) anniversary of the Original Issue Date, permit the Company to prepay the Note in full at any time or in part from time to time, without premium or penalty, upon not less than ten (10) or more than twenty (20) days’ notice to the Holders;

(e)                                  Mature on the date that is the tenth (10th) anniversary of the Original Issue Date (the “Maturity Date”);

(f)                                    Require the Company to pay all outstanding principal owing under the Note on the Maturity Date; and

(g)                                 Be in the form of the Note set out in Exhibit A hereto, and shall have the terms as herein and therein provided.

Section 2.2                                   Issuance of the Notes.

(a)                                  Subscription for Notes.  Upon acceptance by the Company of each potential investor’s Subscription Agreement, which shall be evidenced by the signature of the Company on the Acceptance to Subscription Agreement Signature Page of such potential investor’s Subscription Agreement (the “Acceptance Page”), the Company shall sell to such potential investor, and the potential investor shall purchase from the Company, pursuant to and in accordance with the terms and conditions of this Agreement and in the Note, a Note in the principal amount listed on the Acceptance Page for such potential investor.  Upon such purchase and sale and the satisfaction of the closing conditions in such potential investor’s Subscription Agreement, the potential investor shall become a Holder.

(b)                                 The Closing.  Any closing of the Offering (each, a “Closing”) will be held in the manner described in the Memorandum.  At each Closing, (i) the Company shall deliver, to each potential investor whose subscription is accepted by the Company in connection with such Closing, (A) a Note in the aggregate principal amount of such potential investor’s purchase, as indicated on a completed and signed Acceptance Page for such Holder, and (B) any other items identified in such potential investor’s Subscription Agreement, and (ii) any potential investor whose subscription is accepted by the Company in connection with such Closing shall have delivered by such Closing, or shall deliver upon such Closing, to the Company (A) by check or wire transfer of immediately available funds, the purchase price for the principal amount of such potential investor’s Note, as indicated on a completed and signed Acceptance Page for such potential investor, plus accrued interest from the later of the Original Issue Date or the last interest payment date prior to the issuance of such potential investor’s Note, (B) an executed signature page of this Agreement and (C) any other items identified in such potential investor’s Subscription Agreement.

(c)                                 Holder Representations and Acknowledgments.

(i)                                    Purchase for Investment.  The Holder represents that he, she or it is purchasing the Note for his, her or its own account and not with a view to the distribution thereof; provided, however, that, subject to the restrictions set forth in Article VIII, the disposition of the Holder’s Note shall at all times be within such Holder’s control.  Such Holder understands and acknowledges that the Notes have not been registered under the Securities Act or any applicable state securities laws and may be resold only if registered pursuant to the provisions of such securities laws or if an exemption from registration under such securities laws is available, and that the Company is not required to register the Notes.  Such Holder represents that he, she or it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(ii)                                 Notes are not Bank or Government Obligations.  The Holder understands and acknowledges that the Notes are not savings accounts, deposits or other obligations of any bank and that the Notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.  The Holder understands and acknowledges that the Notes involve risks, including the possible loss of all or a portion of their principal.

Section 2.3                                   Register of Notes.  The Company shall cause to be kept, at its principal executive office, a register for the registration and transfer of Notes.  The name and address of each Holder of a Note, each transfer thereof and the name and address of each transferee of a Note shall be registered in the register.  The Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Agreement.

Section 2.4                                   Establishment of Record Date.  For the purposes of determining the Holders that are entitled to consent to any matter described in this Agreement or in the Notes or to receive any payment of principal or interest under the Notes, or in order to make a determination of Holders for any other purpose, the Board of Directors may fix in advance a date as the record date for any such determination, such date to be not more than ten (10) Business Days prior to the date on which the particular action requiring such determination is to be taken, and if no record date is fixed for such determination, the record date shall be the date that is five (5) Business Days prior to the date on which the particular action requiring such determination of Holders is to be taken.

Section 2.5                                   Exchange of Notes.  Upon a Transfer of a Note in accordance with Article VIII and the surrender of such Note at the Company’s principal executive office, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or his attorney duly authorized in writing, the Company shall execute and deliver, in exchange therefor, a new Note in a principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit A.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note, or dated the issue date of the surrendered Note if no interest shall have been paid thereon.

Section 2.6                                   Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, receipt by the Company of indemnity reasonably satisfactory to it or (b) in the case of mutilation, upon surrender and cancellation thereof, the Company shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which the interest shall have been paid on such lost, stolen, destroyed or mutilated Note, or dated the issue date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

The Company may require payment of a sum sufficient to cover its expenses or any taxes or governmental charges imposed in respect of any such replacement of Notes.

Section 2.7                                   Unissued Principal.  In determining whether the Holders of the required principal amount of Notes have concurred in any request, demand, authorization, direction, notice, consent or waiver pursuant to this Agreement, the principal amount of Notes that has not been issued by the Company, or that has been issued but repaid, as of the date of such request, demand, authorization, direction, notice, consent or waiver shall be disregarded.

Section 2.8                                   Cancellation.  The Company shall cancel all Notes surrendered for transfer, exchange, payment, replacement or cancellation. The Company may not issue new Notes to replace Notes that it has paid or canceled, except as expressly permitted by any of the provisions of this Agreement.

Section 2.9                                   Identification Numbers.  The Company, in issuing the Notes, may use CUSIP or other identification numbers, and, if so, the Company shall use such numbers in notices of prepayment or other correspondence with Holders as a convenience to Holders, provided that any such correspondence may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any correspondence, and that reliance may be placed only on the other elements of identification printed on the Notes, and any such correspondence shall not be affected by any defect in or omission of such numbers.

ARTICLE III
PAYMENTS; PREPAYMENTS

Section 3.1                                   Required Payments.

(a)                                  Interest.  The Company shall pay accrued but unpaid interest quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.

(b)                                 Principal.  The Company shall pay all amounts owing under the Notes, including accrued but unpaid interest and outstanding principal, on the Maturity Date.

Section 3.2                                   Optional Prepayments.

(a)                                  Full or Partial Prepayment.  Subject to complying with the requirements of Section 3.2, Section 3.3 and Section 7.2 of this Agreement, the Company may prepay the principal amount of the Notes, in whole or in part, together with interest on the principal amount then being prepaid accrued to the Prepayment Date, without premium or penalty, at any time on or after the date that is the fifth (5th) anniversary of the Original Issue Date.

(b)                                 Partial Prepayments Allocated Among Notes.  In connection with any prepayment under this Section 3.2 that does not prepay all Notes in full, the Company shall apply any such prepayment ratably among all Holders of Notes based on the principal amount of the Notes held by each of such Holders outstanding on the Prepayment Date.

Section 3.3                                   Notice of Prepayment.  The Company shall give written notice of any prepayment of the Notes under Section 3.2 hereof to each Holder of the Notes not less than ten (10) days or more than twenty (20) days before the date fixed for prepayment, specifying:

(a)                                  the date of prepayment (which shall be a Business Day) (the “Prepayment Date”);

(b)                                 that such prepayment is to be made pursuant to Section 3.2 of this Agreement;

(c)                                  the principal amount of such Holder’s Note to be prepaid on the Prepayment Date; and

(d)                                 a calculation by the Company of the amount due to such Holder in connection with such prepayment.

After the Company provides the notice required by this Section 3.3, the aggregate principal amount of the Notes specified in such notice, together with interest on the principal amount then being prepaid accrued to the Prepayment Date, shall become due and payable on the Prepayment Date.

Section 3.4                                   Surrender of Notes on Payment.

(a)                                  Upon any partial prepayment of a Note, such Note may (i) at the option of the Holder, be surrendered to the Company pursuant to Section 2.5 of this Agreement in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note, or (ii) at the option of the Company, be made available to the Company for notation thereon of the portion of the principal so prepaid.

(b)                                 If the entire principal amount of any Note, together with accrued interest thereon, is paid (whether on a Prepayment Date, on the Maturity Date, after acceleration or otherwise), such Note shall be surrendered to the Company for cancellation and shall not be reissued.

Section 3.5                                   No Other Optional Prepayments.  Except as provided in this Article III, the Company may not make any optional payment in respect of the Notes.

Section 3.6                                   Payment Mechanics.

(a)                                  Method of Payment.  The Company shall pay all amounts payable with respect to each Note (without any presentment of such Note and without any notation of such payment being made thereon, except as set forth in Section 3.4(a)) by crediting, by wire transfer of immediately available funds, the account of the Holder of such Note in any bank in the United States of America as may be designated in writing by such Holder, or in such other manner as may be reasonably directed in writing by such Holder.  In all other cases, all amounts payable with respect to each Note shall be made by check, mailed through a recognized overnight delivery service (such as Federal Express or DHL) and addressed to the Holder of each Note at the address shown in the register of Notes maintained by the Company pursuant to Section 2.3 of this Agreement.

(b)                                 Payments in U.S. Dollars.  All payments under the Notes shall be made in United States dollars.

(c)                                  Payments Due on Non-Business Days.  If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first (1st) Business Day following the day on which such payment shall have so fallen due; provided that, if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such interest shall accrue to (but not including) the originally scheduled day of its payment, notwithstanding that it shall be payable on such first (1st) subsequent Business Day, and the amount of the next succeeding scheduled interest payment shall be accrued from (and including) such originally scheduled day of payment as if all interest and principal originally scheduled to be paid on such day had been paid thereon.

(d)                                 Payments, When Made.  Any payment to be made to a Holder hereunder or under the Note of such Holder shall be deemed to have been made (1) if payment is made by wire transfer of immediately available funds, on the Business Day such payment actually becomes available to such Holder at such Holder’s bank prior to 5:00 p.m. local time of such bank or (2) if payment is made by check, on the Business Day such payment is deposited with a recognized overnight delivery service (such as Federal Express or DHL) and sent by overnight delivery to such Holder at the address shown in the register of Notes maintained by the Company pursuant to Section 2.3 of this Agreement.

ARTICLE IV
COVENANTS OF THE COMPANY

Section 4.1                                   Payment of Principal and Interest.  The Company covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of and interest on the Notes in accordance with the terms of the Notes and this Agreement.

Section 4.2                                   Limitation on Dividends.  In the event and during the continuation of any Default by the Company, the Company may not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s Capital Stock.

Section 4.3                                   Acquisition of Notes.  The Company will not acquire or make any offer to acquire any Notes or portion thereof unless the Company shall have offered to acquire the Notes, pro rata, from all Holders and upon the same terms.

Section 4.4                                   Corporate Existence.  Subject to Article V, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.5                                   Taxes.  The Company will pay all applicable taxes and comply with all applicable statutes, regulations and orders of governmental bodies relating to taxes, except for taxes the payment of which, and such statutes, regulations and orders the compliance with which, are being contested by the Company in good faith and by appropriate proceedings.

ARTICLE V
SUCCESSORS OF THE COMPANY

Section 5.1                                   When Company May Merge, Etc.  The Company shall not consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a “Successor Person”) unless the Company is the surviving corporation or the Successor Person (if other than the Company) is a Person organized and validly existing under the laws of any United States domestic jurisdiction and expressly assumes the Company’s obligations on the Notes and under this Agreement. The Company shall deliver to the Holders, prior to the consummation of the proposed transaction, copies of an Officers’ Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction complies with this Section 5.1.

Section 5.2                                   Successor Corporation Substituted.  Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 of this Agreement, the Successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and this Agreement with the same effect as if such Successor Person has been named as the Company therein and herein, and the predecessor Company, in the case of a sale, conveyance or other disposition (other than a lease) shall be released from all obligations and covenants under the Notes and this Agreement.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.1                                   Events of Default.  An “Event of Default,” wherever used herein with respect to the Notes or this Agreement, means any one of the following events:

(a)                                  the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any Bankruptcy

Law and the continuation of any such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or

(b)                                 the commencement by the Company of a voluntary case or proceeding under any Bankruptcy Law, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law.

The term “Bankruptcy Law” means the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law.

Section 6.2                                   Acceleration of Maturity; Rescission and Annulment.  If an Event of Default occurs and is continuing, then in every such case the Holders of a majority in principal amount of the outstanding Notes (the “Majority Holders”) may declare the principal amount of, and accrued and unpaid interest, if any, on all of the Notes to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable.

At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Holders as provided in this Article VI, the Majority Holders, by written notice to the Company, may rescind and annul such declaration and its consequences if all Events of Default have been cured or waived as provided in Section 6.9. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 6.3                                   Collection Of Indebtedness And Suits For Enforcement.  The Company covenants that if:

(a)                                  Default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of thirty (30) days or

(b)                                 Default is made in the payment of principal of any Note at its Maturity Date,

then, the Company will, upon demand of the Majority Holders, pay to the Holders of the Notes the whole amount then due and payable on the Notes for principal and interest and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Representative and the Representative’s counsel.

If the Company fails to pay such amounts forthwith upon such demand, the Holders, upon the approval of the Majority Holders, may appoint a representative of the Holders (the “Representative”) to act as the exclusive agent and attorney-in-fact of the Holders, and the Representative shall, subject to Section 7.4, upon the demand of the Majority Holders, institute a judicial proceeding for the collection of the sums so due and unpaid, prosecute such proceeding to judgment or final decree and enforce the same against the Company or any other obligor upon such Notes and collect the moneys adjudged or deemed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Notes, wherever situated.

If a Default with respect to any Notes occurs and is continuing, the Holders may, upon the approval of the Majority Holders, proceed to protect and enforce their rights, through the Representative, by such appropriate judicial proceedings as they deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 6.4                                   Holders May File Proofs Of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Notes or the property of the Company or of such other obligor or their creditors, the Holders (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Holders shall have made any demand on the Company for the payment of overdue principal or interest) shall, upon the approval of the Majority Holders, be entitled and empowered, through the Representative, by intervention in such proceeding or otherwise, (a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders allowed in such judicial proceeding, and (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized to make such payments, to the Holders.

Nothing herein contained shall be deemed to authorize the Representative or any Holder to authorize or consent to, or accept or adopt on behalf of, any other Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Representative or any Holder to vote in respect of the claim of any other Holder in any such proceeding.

Section 6.5                                   Application of Money Collected.  Any money collected by the Representative or the Holders pursuant to this Article VI shall be applied in the following order and, in case of the distribution of such money on account of principal or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: To the reimbursement of all reasonable expenses incurred by the Representative in connection with taking the actions described in this Article VI;

Second: Subject to Article VII, to the payment of the amounts then due and unpaid for principal of and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest, respectively; and

Third:  To the Company.

Section 6.6                                   Limitation On Suits.  No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Agreement, or for the appointment of a receiver or trustee, or for any other remedy hereunder, in his, her or its own name.

Section 6.7                                   Delay or Omission Not Waiver.  No delay or omission of the Representative or any Holder of any Note to exercise any right or remedy accruing upon any Default shall impair any such right or remedy or constitute a waiver of any such Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Representative or the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Representative or the Holders (through the Representative).

Section 6.8                                   Control by Holders.  The Majority Holders shall have the right to direct the Representative as to the time, method and place of conducting any proceeding for any remedy available to the Holders, or exercising any power conferred on the Representative, provided that:

(a)                                  such direction shall not be in conflict with any rule of law or with this Agreement,

(b)                                 the Representative may take any other action deemed proper by the Representative which is not inconsistent with such direction,

(c)                                  such direction is not unduly prejudicial to the rights of other Holders, and

(d)                                 such direction would not involve the Representative in personal liability.

Section 6.9                                   Waiver Of Past Defaults.  The Majority Holders may, on behalf of the Holders of all the Notes, waive any past Default hereunder with respect to such Notes and its consequences, except a Default (i) in the payment of the principal of or interest on any Note (provided, however, that the Majority Holders may rescind an acceleration and its consequences, including any related payment Default that resulted from such acceleration) or (ii) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each Note affected. Upon any such waiver, such Default shall cease to exist, and any Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent to such subsequent or other Default.

Section 6.10                            Undertaking For Costs.  All Parties agree, and each Holder of any Note, by such Holder’s acceptance thereof, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 6.10 shall not apply to any suit instituted by the Company or to any suit instituted by a Representative.

ARTICLE VII
SUBORDINATION OF NOTES

Section 7.1                                   Agreement of Subordination.  The Company covenants and agrees, and each Holder of a Note, by such Holder’s acceptance thereof, likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article VII, and each Holder of a Note, whether upon original issue or upon transfer thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, and premium, if any, and interest on all Notes shall rank pari passu with each other and with all of the other Subordinated Indebtedness.

The payment by the Company of the principal of, and premium, if any, and interest on all Notes shall, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment to the payment in full of all Senior Indebtedness, whether outstanding at the date of this Note Agreement or thereafter incurred.

No provision of this Article VII shall prevent the occurrence of any Default or Event of Default hereunder.

Section 7.2                                   Default on Senior Indebtedness.  In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company following any grace period, or in the event that the maturity of any Senior Indebtedness of the Company has been accelerated because of a default and such acceleration has not been rescinded or canceled and such Senior Indebtedness has not been paid in full, then, in either case, no payment shall be made by the Company with respect to the principal (including prepayment) of, or premium, if any, or interest on the Notes or in respect of any purchase or other acquisition of any Notes.

In the event that, notwithstanding the foregoing, any payment shall be received by any Representative or Holder when such payment is prohibited by the preceding paragraph of this Section 7.2, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective Senior Representatives for application to the payment of all Senior Indebtedness remaining to the extent necessary to pay all Senior Indebtedness in full.

Section 7.3                                   Liquidation, Dissolution, Bankruptcy.  Upon any payment by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the Company, on account of the principal (and premium, if any) or interest on the Notes.   Upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the Note Holders would be entitled to receive from the Company, except for the provisions of this Article VII, shall be paid by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by any Representative or the Note Holders if received by them, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their respective Senior Representatives, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Note Holders.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by any Representative or Holder before all Senior Indebtedness is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their respective Senior Representatives, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness.

For purposes of this Article VII, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other entity provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article VII with respect to the Notes to the payment of all Senior Indebtedness, that may at the time be outstanding, provided that (a) such Senior Indebtedness is assumed by the new entity, if any, resulting from any such reorganization or readjustment, and (b) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.  The consolidation of the Company with, or the merger of the Company into, another entity or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another entity upon the terms and conditions provided for in Article V of this Agreement shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 7.3 if such other entity shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article V of this Agreement.

Section 7.4                                   Standstill Period for Judicial Proceedings.  No judicial proceeding may be instituted for the collection of sums due and unpaid under the Notes unless (a) no Bank Facility is in effect at the time that such judicial proceeding is instituted, or (b) at least 90 days prior written notice of the Representative’s intention to initiate such proceeding has been given by the Representative to the Senior Representative for the Bank Facility.  Upon request by the Representative, the Company shall promptly provide the Representative with the identity of, and contact information for, the Senior Representative for the Bank Facility.

Section 7.5                                   Subrogation of Notes; Etc.  Upon payment in full of all Senior Indebtedness, the Holders of Notes shall be subrogated to all rights of any holders of Senior Indebtedness to receive any payments or distributions applicable to the Senior Indebtedness until the indebtedness evidenced by the Notes shall have been paid in full, and such payments or distributions received by such Holders, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness shall, as between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and such Holders, on the other hand, be deemed to be a payment by the Company on account of Senior Indebtedness and not on account of the Notes.

Nothing contained in this Article VII or elsewhere in this Agreement or in the Notes is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Company, other than the holders of Senior Indebtedness.

Upon any payment or distribution of assets of the Company referred to in this Article VII, any Representative and the Note Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to any Representative or to the Note Holders, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VII.

Section 7.6                                   Authorization to Effect Subordination.  Each Holder of a Note, by the Holder’s acceptance thereof, authorizes and directs the Company, on the Holder’s behalf, to take such action as may be necessary or appropriate to effectuate or evidence the subordination as provided in this Article VII, and appoints the Company to act as the Holder’s attorney-in-fact for any and all such purposes.

Section 7.7                                   Notice to Holders.  The Company shall give prompt written notice to each Holder of any fact known to the Company which would prohibit the making of any payment of monies to the Holders pursuant to the provisions of this Article VII. Notwithstanding the provisions of this Article VII or any other provision of this Agreement, each Holder shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to such Holder pursuant to the provisions of this Article VII unless and until the Company shall have given notice to such Holder.

Section 7.8                                   No Impairment of Subordination.  No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 7.9                                   Senior Indebtedness Entitled to Rely.  The holders of Senior Indebtedness shall have the right to rely upon this Article VII, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

ARTICLE VIII
TRANSFERS

Section 8.1                                   General.  A Holder may not sell, assign, gift, pledge, hypothecate, exchange or otherwise transfer (each, a “Transfer”) all or any part of such Holder’s Note to any Person unless all of the conditions set forth below are satisfied:

(a)                                  Unless waived by the Company, the principal amount of the portion of the Note proposed to be Transferred must be at least two hundred fifty thousand dollars ($250,000);

(b)                                 Unless waived by the Company, the transferor Holder signs and delivers to the Company an undertaking, in form and substance satisfactory to the Company, to pay all reasonable expenses incurred by the Company in connection with the Transfer;

(c)                                  Unless waived by the Company, the transferor Holder delivers to the Company (1) an Opinion of Counsel for the transferor Holder, in form and substance satisfactory to the Company, to the effect that the Transfer of the Note is in compliance with all federal and applicable state securities laws and (2) a statement of the transferee, in form and substance satisfactory to the Company, making appropriate representations and warranties with respect to compliance with all federal and applicable state securities laws and as to any other matter reasonably required by the Company;

(d)                                 The transferor Holder delivers to the Company a copy of an executed assignment of the applicable portion of the Note to the transferee, which must be reasonably satisfactory in form and substance to the Company; and

(e)                                  The transferee signs and delivers to the Company an agreement to be bound by all of the terms and conditions of this Agreement, which must be reasonably satisfactory in form and substance to the Company.

Any purported Transfer of a Note in violation of this Agreement shall be null and void ab initio and shall transfer no right, title or interest in or to the Note to the purported transferee, buyer, assignee, pledgee or encumbrance holder.

ARTICLE IX
AMENDMENTS AND WAIVERS

Section 9.1                                   Without Consent of Holders.  The Company may amend or supplement this Agreement or the Notes without the consent of any Holder:

(a)                                  to cure any ambiguity, defect or inconsistency in this Agreement or the Notes;

(b)                                 to comply with Article V; or

(c)                                  to make any change that does not adversely affect the rights of any Holder.

Section 9.2                                   With Consent of Holders.  Except as provided in Section 9.3, the Company may execute a supplement or amendment to this Agreement with the written consent of the Majority Holders for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of any supplement or amendment to this Agreement or of modifying in any manner the rights of the Holders. Except as provided in Section 9.3, the Majority Holders may waive compliance by the Company with any provision of this Agreement or the Notes.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After a supplement, amendment or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders a notice briefly describing the supplement, amendment or waiver. Any failure by the Company to mail or publish such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplement, amendment or waiver.

Section 9.3                                   Limitations.  Without the consent of all Holders, a supplement, amendment or waiver may not:

(a)                                  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)                                 reduce the rate of or extend the time for payment of interest on any Note;

(c)                                  reduce the principal or change the Maturity Date of any Note or reduce the amount of, or postpone the date fixed for, any payment of principal;

(d)                                 waive a Default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration by the Majority Holders and a waiver of the payment Default that resulted from such acceleration);

(e)                                  make the principal of or interest, if any, on any Note payable in any currency other than United States dollars; or

(f)                                    make any change in Section 6.9 or this Section 9.3.

Section 9.4                                   Revocation and Effect of Consents.  Until a modification is set forth in a supplement or amendment or a waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note, or a portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his, her or its Note or portion of a Note if the Company receives a notice of revocation from such Holder before the date that the supplement, amendment or waiver becomes effective.

Any supplement, amendment or waiver, whether effected by Section 9.2 or Section 9.3, once effective, shall bind every Holder and every subsequent Holder of a Note, or portion of a Note, that evidences the same debt as the Holder’s Note.

Section 9.5                                   Notation on or Exchange of Notes.  The Company shall place an appropriate notation about a supplement, amendment or waiver on any Note thereafter issued. The Company, in exchange for Notes, may issue new Notes that reflect the supplement, amendment or waiver.

ARTICLE X
TERMINATION OF AGREEMENT

This Agreement shall cease to be of further effect and each Party, at his, her or its own expense, shall execute proper instruments acknowledging the termination of this Agreement, when all Notes theretofore issued and delivered to Holders (other than Notes that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the

Company for cancellation and the Company has paid or caused to be paid all sums payable to the Holders under this Agreement and the Notes.

ARTICLE XI
MISCELLANEOUS

Section 11.1                            Notices.  Unless otherwise provided, any notice, requests, demands, claims or other communication hereunder will be in writing and will be deemed duly given if it is delivered personally or sent by recognized international overnight courier services (such as Federal Express or DHL) or facsimile and addressed to the Company as set forth below:

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado  80202

Attention: Lyne Andrich

Telephone: (303) 293-2265

Facsimile:  (303) 244-9700

The Company, by notice to the Holders, may designate additional or different addresses or facsimile numbers for subsequent notices or communications.

Any notice or communication from the Company to a Holder shall be mailed by recognized international overnight courier service (such as Federal Express or DHL) or sent by facsimile to such Holder’s address or facsimile number as shown on the register of Notes kept by the Company pursuant to Section 2.3 of this Agreement. Failure to send a notice or communication to a Holder of any Note or any defect in it shall not affect its sufficiency with respect to other Holders of any other Notes.

Section 11.2                            Communication by Holders with Other Holders.  For purposes of communicating between Holders, a Holder or an agent of a Holder may, upon written demand, copy the register of Notes maintained by the Company pursuant to Section 2.3 of this Agreement during regular business hours if (a) the Holder has been a Note Holder for at least three (3) months immediately preceding the demand, (b) the demand is made in good faith and for a purpose reasonably related to the demanding Holder’s interest as a Note Holder, (c) the Holder describes to the Company, with reasonable particularity, the purpose of the demand, (d) the register is directly connected with the described purpose, and (e) the Holder pays any expenses incurred by the Company for the costs of labor and material for such copy.

Section 11.3                            No Recourse Against Others.  A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes to the Holders.

Section 11.4                            Entire Agreement.  The Subscription Agreement, any agreement executed by the Company or any Holder in connection with the Offering, this Agreement (including the Exhibits and executed signature pages attached hereto) and the Notes constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof and thereof.

Section 11.5                            Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission of facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.6                            Governing Law.  This Agreement and the Notes shall be governed by the laws of the State of Colorado applicable to agreements made and to be performed in such state, without regard to the conflict of laws provisions thereof.

Section 11.7                            Construction.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and their respective counsel and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The Parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any Party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 11.8                            No Adverse Interpretation of Other Agreements.  This Agreement may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Agreement.

Section 11.9                            Successors.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.10                     Severability.  In case any provision in this Agreement or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.11                     Table of Contents, Headings, Etc.  The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Signature page follows.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and attested, as of the 18th day of August, 2008.

COMPANY:

COBIZ FINANCIAL INC.

By:
Name:
Title:

HOLDERS:

(See attached signature pages)

NOTE HOLDER AGREEMENT

SIGNATURE PAGE

By his, her or its signature below, the undersigned hereby accepts, adopts and agrees to be bound by all of the terms and conditions of the Note Holders Agreement by and between CoBiz Financial Inc. and all of the Holders (as defined therein) as of the 18th day of August, 2008.

HOLDER:

Name:

EXHIBIT A

FORM OF NOTE

[See Attached]